Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of Pinnacle Financial Partners, Inc.’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the date of the Annual Report on Form 10-K of which this exhibit is a part, the registrant has two classes of securities registered under Section 12 of the Exchange Act: Pinnacle Financial Partners, Inc.’s common stock, par value $1.00 per share, and depositary shares, each representing a 1/40th interest in a share of Pinnacle Financial Partners, Inc.’s 6.75% fixed rate non-cumulative perpetual preferred stock, Series B.

The following summary of the capital stock of Pinnacle Financial Partners, Inc. (the “Company,” “Pinnacle Financial”, “we,” “our,” or “us”) and certain provisions of the Company’s amended and restated charter, as amended, and bylaws, as amended, and certain provisions of applicable law, does not purport to be complete and is qualified by applicable law and by the provisions of our amended and restated charter, as amended, and bylaws, as amended, which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this exhibit is a part.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of 180 million shares of common stock, par value $1.00 per share, and 10 million shares of preferred stock, no par value, 225,000 shares of which have been designated as Series B preferred stock. As of February 18, 2020, 77,531,750 shares of our common stock were outstanding, and 225,000 shares of Series B preferred stock were outstanding.

Our outstanding shares of common stock are fully paid and nonassessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of our common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. Our common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions with respect to the common stock.

Subject to the preferences applicable to any shares of our preferred stock outstanding at the time, including the Series B preferred stock as discussed below, holders of our common stock are entitled to, in the event of liquidation, share ratably in all assets remaining after payment of liabilities.

Election of Directors

Our amended and restated charter, as amended, and bylaws, as amended, provide that each member of our board of directors is elected annually to a one year term. Should a nominee to serve as a director that is nominated in an uncontested election fail to receive an affirmative vote of a majority of the votes cast at the meeting at which the nominee is up for election, in person or by proxy, then that nominee, if that individual is an incumbent director, must tender his or her resignation to the chairman of our board of directors following the shareholder vote pursuant to our corporate governance guidelines. Subsequently, the nominating and corporate governance committee of our board of directors will consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the board of directors within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). Our board of directors will also consider the relevant facts and circumstances when considering whether to accept or reject the nominating and corporate governance committee’s recommendation. Subsequently, we will describe a full explanation of the above process and the decisions regarding the impacted director(s) continued service on the board of directors in a Form 8-K filing with the Securities and Exchange Commission (the

“SEC”). Any director who tenders his resignation in the manner described in this paragraph will not participate in any discussion or recommendation related to the above process.

Our bylaws also grant our board of directors the power to increase or decrease the number of directors and to fill vacancies. The overall effect of this provision may be to prevent a person or entity from seeking to acquire control of us through an increase in the number of directors on our board of directors and the election of designated nominees to fill newly created vacancies.

As discussed below, holder of the Series B preferred stock (and consequently the underlying depositary shares) have the right to elect two additional directors under limited circumstances.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. In order to pay any dividends, we will need to receive dividends from our wholly owned subsidiary, Pinnacle Bank, or have other sources of funds. Under Tennessee banking law, Pinnacle Bank is subject to restrictions on the payment of dividends to us. Pursuant to these laws, Pinnacle Bank may not, without the prior consent of the Commissioner of the Tennessee Department of Financial Institutions pay any dividends to us in a year in excess of the total of Pinnacle Bank’s net income for that year plus the retained net income for the preceding two years. In addition, as discussed below, we will be prohibited from paying dividends on our common stock if we fail to pay dividends on our Series B preferred stock.

During the fourth quarter of 2013, we initiated a quarterly common stock dividend. During the year ended December 31, 2020, we paid $49.4 million in dividends to common shareholders. Our ability to pay dividends to our shareholders in the future will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our board of directors.

Corporate Transactions

Our amended and restated charter, as amended, with exceptions, requires that any merger or similar transaction involving us or any sale or other disposition of all or substantially all of our assets will require the affirmative vote of a majority of our directors then in office and the affirmative vote of a majority of the holders of the outstanding shares of our stock entitled to vote on the transaction.

Our amended and restated charter, as amended, describes the factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in our shareholders’ best interests. The term “acquisition proposal” refers to any offer of another party to:

•make a tender offer or exchange offer for our common stock or any other equity security of ours;
•merge or consolidate us with another corporation; or
•purchase or otherwise acquire all or substantially all of the properties and assets owned by us.

The board of directors, in determining what is in our and our shareholders’ best interests, is required to give due consideration to all relevant factors, including, without limitation:

•the short-term and long-term social and economic effects of the transaction on our and our subsidiaries’ employees, clients, shareholders and other constituents;
•the consideration being offered by the other corporation in relation to (1) our current value at the time of the proposal as determined in a freely negotiated transaction and (2) the board of directors’ estimate of our future value as an independent company at the time of the proposal;
•the short-term and long-term social and economic effects on the communities within which we operate.

We have included this provision in our amended and restated charter, as amended, because serving our community was, and remains, one of the reasons for organizing Pinnacle Bank. As a result, the board of directors believes its obligation in evaluating an acquisition proposal extends beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate to also consider all other relevant factors. For example, the board will evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to the board’s estimate of our future value as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only on our current value, but also our future value.

One effect of the provision requiring our board of directors to take into account specific factors when considering an acquisition proposal may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our board’s opinion, this provision will strengthen its position in dealing with any potential offeror that might attempt to acquire the company through a hostile tender offer. Another effect of this provision may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging us in costly litigation.

The applicable charter provisions would not make an acquisition proposal regarded by our board of directors as being in our best interests more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in our best interests, and thus to oppose it, on the basis of the various factors that the board deems relevant. In some cases, opposition by the board might have the effect of maintaining incumbent management.

Our amended and restated charter, as amended, provides that all extraordinary corporate transactions to which we are a party must be approved by a majority of the directors and a majority of the shares entitled to vote.

Anti-Takeover Statutes

The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of a Tennessee corporation’s directors. Shares acquired by such person that causes it to exceed each of these thresholds will be deemed to be control shares. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to us because our amended and restated charter, as amended, does not contain a specific provision “opting in” to the act as is required under the act.

The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (1) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (2) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (3) files with the Tennessee

Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

The TIPA does not apply to us, as it does not apply to bank holding companies subject to regulation by a federal agency.

The TBCA generally prohibits a “business combination” by us or a subsidiary with an “interested shareholder” within five years after such shareholder becomes an interested shareholder. We or a subsidiary of ours can, however, enter into a business combination within that period if, before the interested shareholder became such, our board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.

For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of our stock. Our charter does not have special requirements for transactions with interested parties; however all business combinations, as defined above, must be approved by a majority of our directors and a majority of the shares entitled to vote.

The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, we may not purchase any of our shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or we make an offer, of at least equal value per share, to all shareholders of such class.

Indemnification

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the person’s conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a)

such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer’s or director’s duty of care to the corporation.

Our amended and restated charter, as amended, provides that we will indemnify our directors and officers to the maximum extent permitted by the TBCA. Our bylaws provide that we shall indemnify our directors and officers that are made a party to a proceeding because they were a director or officer of ours for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees) incurred in connection with the proceeding if he or she acted in a manner believed in good faith to be in or not opposed to our best interests, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, our bylaws provide that we shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if he or she furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct that would entitle him or her to indemnification and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Under our bylaws, as amended, the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative of whether the director or officer met the standard of conduct required in order for him or her to be entitled to indemnification. Our board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

Our amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the bylaws if we choose to do so, subject to approval by our shareholders and the limitations provided in our amended and restated charter, as amended, as discussed in the subsequent paragraph.

Our amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is, however, no elimination of liability for:

•a breach of the director’s duty of loyalty to our shareholders;
•an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or
•any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA

Our amended and restated charter, as amended, does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that we may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not we would have had the power to indemnify him or her against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

Computershare Trust Company, N.A. serves as the registrar and transfer agent for our common stock.

DESCRIPTION OF THE SERIES B PREFERRED STOCK
General

The number of authorized shares of the Series B preferred stock currently is 225,000. The number of authorized shares may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, less all shares at the time authorized of any other series of preferred stock) or decreased (but not below the number of shares of Series B preferred stock then outstanding) by resolution of the board of directors, without the vote or consent of the holders of the Series B preferred stock. We have the authority to issue fractional shares of Series B preferred stock.

We may in the future from time to time, without notice to or consent of the holders of the Series B preferred stock or the holders of the depositary shares, issue additional shares of the Series B preferred stock; provided, that such additional shares are fungible for U.S. federal income tax purposes with the shares of Series B preferred stock and related depositary shares. The additional shares of Series B preferred stock would form a single series with the outstanding Series B preferred stock. In the event we issue additional shares of Series B preferred stock, we will issue an appropriate and corresponding number of additional depositary shares. We may also issue additional shares of other series of preferred stock at any time and from time to time, without notice to or the consent of holders of the Series B preferred stock or the related depositary shares.

Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board of directors may determine prior to the time of issuance.

Holders of the Series B preferred stock do not have preemptive or subscription rights to acquire more of our stock. The Series B preferred stock has no stated maturity and is not convertible into, or exchangeable for, shares of our common stock or any other class or series of our other securities and is not subject to any sinking fund or any other obligation of us for repurchase or retirement. The Series B preferred stock represents non-withdrawable capital, is not an account of an insurable type, and is not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Ranking

The Series B preferred stock ranks senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity as to dividend rights and rights upon liquidation, dissolution and winding-up of Pinnacle Financial with or senior to the Series B preferred stock as to dividend rights and rights upon liquidation, dissolution or winding-up of Pinnacle Financial. The Series B preferred stock ranks on a parity as to dividend rights and rights upon liquidation, dissolution and winding-up of Pinnacle Financial with any class or series of capital stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series B preferred stock as to dividend rights and rights on liquidation, dissolution or winding-up of Pinnacle Financial. The Series B preferred stock ranks junior to all of Pinnacle Financial’s existing and future indebtedness and other liabilities and any class or series of our capital stock we may issue in the future that is expressly stated to be senior to the Series B preferred stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of Pinnacle Financial. The issuance of such senior series of capital stock must be approved by the requisite holders of at least two-thirds of the outstanding Series B preferred stock and all other stock on a parity with the Series B Preferred Stock, if any having such voting rights, voting together as a single class. See “Description of the Series B Preferred Stock — Voting Rights” below.

Dividends

Dividends on shares of the Series B preferred stock are discretionary, not mandatory, and will not be cumulative. Holders of the Series B preferred stock will be entitled to receive, if, when, and as declared by our board of directors or a duly authorized committee of our board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 1, June 1, September 1, and November 1 of each year, beginning on September 1, 2020 (each such date being referred to herein as a “dividend payment date”). Dividends accrue from the immediately preceding dividend payment date at a rate per annum equal to 6.75%. In the event that we issue additional shares of Series B preferred stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. References to the “accrual” of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series B preferred stock.

Dividends will be payable to holders of record of Series B preferred stock as they appear on our books on the applicable record date (each such date being referred to herein as a “dividend record date”), which shall be the 15th calendar day before the dividend payment date or such other record date fixed by our board of directors or a duly authorized committee of our board of directors that is not less than 10 calendar days or more than 30 calendar days before the applicable dividend payment date.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period commenced on and included the original issue date of the Series B preferred stock and ended on and excluded the first dividend payment date. Any dividend payable on shares of the Series B preferred stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.
Dividends on shares of the Series B preferred stock will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of our board of directors does not declare a full dividend on the Series B preferred stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series B preferred stock are declared for any future dividend period.

We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Series B preferred stock. Dividends on the Series B preferred stock will not be declared, paid, or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. In particular, dividends on the Series B preferred stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

During the year ended December 31, 2020, we paid $7.6 million in dividends on the Series B preferred stock.

Priority of Dividends

The Series B preferred stock will rank junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior to the Series B preferred stock. If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series B preferred stock with respect to dividends, we may not pay any dividends on the Series B preferred stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series B preferred stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series B preferred stock.

So long as any share of Series B preferred stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series B preferred stock:

•
no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

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no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

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no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B preferred stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), or (vii) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any dividend payment date (or, in the case of parity stock, as defined below, having dividend payment dates different from the dividend payment dates pertaining to the Series B preferred stock, on a dividend payment date falling within the related dividend period for the Series B preferred stock) in full on the Series B preferred stock and any shares of parity stock, all dividends declared on the Series B preferred stock and all such equally ranking securities payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B preferred stock, on a dividend payment date falling within the related dividend period for the Series B preferred stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series B preferred stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B preferred stock, on a dividend payment date falling within the related dividend period for the Series B preferred stock) bear to each other.

As used herein, “junior stock” means any class or series of stock of Pinnacle Financial that ranks junior to the Series B preferred stock as to the payment of dividends and distributions upon liquidation, dissolution or winding-up of Pinnacle Financial. Junior stock includes our common stock.

As used herein, “parity stock” means any other class or series of stock of Pinnacle Financial that ranks equally with the Series B preferred stock in the payment of dividends and distributions upon liquidation, dissolution or winding-up of Pinnacle Financial.

Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Series B preferred stock or parity stock shall not be entitled to participate in any such dividend.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, holders of the Series B preferred stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series B preferred stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series B preferred stock, and before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series B preferred stock with respect to distributions upon our liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series B preferred stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of Series B preferred stock and all holders of any shares of our capital stock ranking as to any such liquidating distribution on parity with the Series B preferred stock, including the Series B preferred stock, the amounts paid to the holders of Series B preferred stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series B preferred stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series B preferred stock has been paid in full to all holders of Series B preferred stock and the liquidation preference per share of any other capital stock ranking on parity with the Series B preferred stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series B preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

The Series B preferred stock may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series B preferred stock, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Holders of the Series B preferred stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Series B preferred stock (and of depositary shares representing the Series B preferred stock) may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Redemption

The Series B preferred stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series B preferred stock do not have any right to require the redemption or repurchase of their shares of Series B preferred stock.

We may, at our option and subject to any required regulatory approval, redeem the Series B preferred stock (i) in whole or in part, from time to time, on any dividend payment date on or after September 1, 2025, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series B preferred stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

We are a bank holding company regulated by the Federal Reserve. We intend to treat the Series B preferred stock as “additional tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

A “regulatory capital treatment event” means the good faith determination by us, that, as a result of any:

•
amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series B preferred stock;

•	proposed change in those laws, rules, or regulations that is announced or becomes effective after the initial issuance of any share of the Series B preferred stock; or
•
official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series B preferred stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series B preferred stock then outstanding as additional tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series B preferred stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to us, we may not exercise our option to redeem any shares of Series B preferred stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series B preferred stock unless it is replaced with other tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with our risk.

If shares of the Series B preferred stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series B preferred stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series B preferred stock are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•
the number of shares of the Series B preferred stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;
•	the place or places where certificates for shares of the Series B preferred stock, if any, are to be surrendered for payment of the redemption price; and
•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series B preferred stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series B preferred stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series B preferred stock, such shares of Series B preferred stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of the Series B preferred stock at the time outstanding, the shares to be redeemed shall be selected (i) pro rata from the holders of records of the Series B preferred stock in proportion to the number of shares of the Series B preferred stock held by such holders, (ii) by lot, or (iii) in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series B preferred stock is then listed.

Voting Rights

Except as provided below or as required by law, the holders of Series B preferred stock have no voting rights.

Whenever dividends on any shares of Series B preferred stock or any shares of voting preferred stock (as defined below) shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment Event”), the holders of Series B preferred stock, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that our board of directors shall at no time include more than two Preferred Stock Directors and that the election of any Preferred Stock Directors shall not cause us to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) including the requirements that listed companies must have a majority of independent directors. In the event that the holders of the Series B preferred stock and other holders of voting preferred stock are entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series B preferred stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series B preferred stock and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment Event shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).

As used herein, “voting preferred stock” means any other class or series of preferred stock of Pinnacle Financial ranking equally with the Series B preferred stock as to dividends and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of Series B preferred stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least four consecutive dividend periods following a Nonpayment Event have been paid in full, the holders of Series B preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment Event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B preferred stock when they have the voting rights described above (voting together as a class with all series of voting preferred stock then outstanding). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B preferred stock and all voting preferred stock when they have the voting rights described above (voting together as a class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

So long as any shares of Series B preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series B preferred stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class:

•
amend or alter the provisions of our restated charter so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Pinnacle Financial;

•
amend, alter or repeal the provisions of our restated charter so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series B preferred stock, taken as a whole; or

•
consummate a binding share exchange or reclassification involving the Series B preferred stock or a merger or consolidation of Pinnacle Financial with another corporation or other entity, unless in each case (i) the shares of Series B preferred stock remain outstanding or, in the case of any such merger or provided, however, that any creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series B preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding-up of Pinnacle Financial will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series B preferred stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series B preferred stock for this purpose), then only the series adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of Series B preferred stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B preferred stock, we may amend, alter, supplement or repeal any terms of the Series B preferred stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment establishing the Series B preferred stock that may be defective or inconsistent; or
•
to make any provision with respect to matters or questions arising with respect to the Series B preferred stock that is not inconsistent with the provisions of the articles of amendment establishing the Series B preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series B preferred stock to effect such redemption.

Preemptive and Conversion Rights

The holders of the Series B preferred stock do not have any preemptive or conversion rights.

Additional Classes or Series of Stock

We have the right to authorize and issue additional classes or series of stock ranking equally with or junior to the Series B preferred stock as to dividends or distribution of assets upon our liquidation, dissolution, or winding-up without the consent of the holders of the Series B preferred stock, or the holders of the related depositary shares.

Transfer Agent, Registrar

Computershare Trust Company, N.A. is the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series B preferred stock.

DESCRIPTION OF THE DEPOSITARY SHARES

General

Each depositary share represents a 1/40th ownership interest in a share of the Series B preferred stock, and is evidenced by a depositary receipt. The underlying shares of the Series B preferred stock represented by the depositary shares were deposited with a depositary pursuant to a deposit agreement among us, Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A., jointly acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each holder of a depositary share is entitled to all the rights and preferences of the shares of Series B preferred stock (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series B preferred stock represented by such depositary share. There are currently 9,000,000 depositary shares outstanding.

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that materially and adversely alters any right of the holders of depositary shares will not be effective unless the holders of at least two-thirds of the depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares to surrender such depositary shares to the depositary with instructions to deliver to such holder shares of the Series B preferred stock, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement may be terminated if:

•	all outstanding depositary shares have been redeemed;
•
a final distribution in respect of the Series B preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding-up of Pinnacle Financial; or

•	consent of the holders of at least two-thirds of the depositary shares outstanding is obtained.

As used herein, references to “holders” of the depositary shares mean those who have the depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the depositary shares registered in the street name of or issued in book-entry form through the Depositary Trust Company.

Dividends and Other Distributions

Each dividend on a depositary share will be in an amount equal to 1/40th of the dividend declared on each share of the Series B preferred stock.

The depositary will distribute all dividends and other cash distributions received on the Series B preferred stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder, unless the depositary determines, after consultation with us, that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series B preferred stock.

The amounts distributed to holders of the depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary share until such taxes or other governmental charges are paid.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Series B preferred stock and any redemption of the Series B preferred stock. Holders of the depositary shares will pay transfer, income, and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the depositary shares, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares.

Redemption of the Depositary Shares

If we redeem the Series B preferred stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series B preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Series B preferred stock (equivalent to $25 per depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Series B preferred stock. Whenever we redeem shares of the Series B preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the depositary shares representing shares of the Series B preferred stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata, by lot or in such other manner as the we may determine to be fair and equitable (which determination we will promptly notify the depositary of in writing). In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary shares not less than 25 and not more than 60 days prior to the date fixed for redemption of the Series B preferred stock and the related depositary shares.

Voting of the Series B Preferred Stock

Because each depositary share represents a 1/40th interest in a share of Series B preferred stock, holders of depositary shares will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series B preferred stock are entitled to a vote, as described above in “Description of the Series B Preferred Stock — Voting Rights”.

When the depositary receives notice of any meeting at which the holders of the Series B preferred stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series B preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series B preferred stock, may instruct the depositary to vote the amount of the Series B preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series B preferred stock represented by the depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all depositary shares held by it proportionately with instructions received.

Depositary

Computershare Inc. and Computershare Trust Company, N.A. are currently acting as the joint depositary for the depositary shares. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series B preferred stock is outstanding, a person or entity appointed and serving as such depositary.